Exhibit 99.1

SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of Spark Networks, Inc., a Delaware corporation (the “Company”);

WHEREAS, Osmium Partners, LLC, Osmium Capital, LP, Osmium Capital II, LP, Osmium Spartan, LP, Osmium Diamond, LP and John H. Lewis (collectively, the “Osmium Group”) have nominated a slate of four (4) director candidates (the “Nominees”) for election to the Board of Directors of the Company (the “Board”), and submitted certain business proposals (the “Business Proposals”) for consideration at, the 2014 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “Annual Meeting”), as set forth in the definitive proxy statement filed by the Osmium Group with the Securities and Exchange Commission (“SEC”) on May 1, 2014 (the “Proxy Statement”);

WHEREAS, 402 Capital, LLC, 402 Fund, LP, SCA Partners, LP and Ian V. Jacobs (collectively, the “402 Group”) and the Osmium Group wish to form a group for the purpose of allowing the 402 Group to participate in the Osmium Group’s solicitation of proxies for the election of the Nominees and the approval of the Business Proposals at the Annual Meeting (the “Solicitation”) and to take the other actions specified herein in order to allow the 402 Group to obtain its own representation on the Board.

NOW, IT IS AGREED, this 22nd day of May, 2014 by the parties hereto:

1.           Each member of the Osmium Group and the 402 Group (collectively, the “Group”) agrees to form a “group” (as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to the securities of the Company.  In furtherance of the foregoing and in accordance with Rule 13d-1(k)(1)(iii) under the Exchange Act, the Osmium Group and the 402 Group shall file, separately or jointly, Schedules 13D and any amendments thereto with respect to the securities of the Company to the extent required by applicable law.  Each member of the Group shall be responsible for the accuracy and completeness of his or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.           The members of the Group agree to solicit proxies for the election of the Nominees and the approval of the Business Proposals and shall vote all shares of common stock of the Company they are entitled to vote at the Annual Meeting in favor of such election and proposals.  In furtherance of the foregoing, the Proxy Statement shall be promptly amended in order to include each member of the 402 Group as a “participant” (as such term is defined in Item 4 of Schedule 14A under the Exchange Act) in the Solicitation.  Each member of the Group shall be responsible for the accuracy and completeness of his or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

3.           The members of the Group agree to attempt to take all reasonable action necessary to avoid an election contest relating to the Annual Meeting and to seek to enter into a settlement agreement with the Company on terms favorable to and in the best interests of all stockholders in the view of the Group.  In furtherance of the foregoing, the members of the Group agree to seek to enter into a settlement agreement with the Company that will result in a reconstituted Board of seven (7) directors, consisting of three (3) incumbent directors, three (3) designees of the Osmium Group and one (1) designee of the 402 Group and that will contain such other or additional terms and conditions to be agreed upon by the parties hereto (the “Settlement”).

4.           To the extent the Group does not enter into a Settlement with the Company and all the Nominees are elected at the Annual Meeting, the Osmium Group agrees to request that the Nominees cause the Board to increase the size of the Board from six (6) to seven (7) directors immediately following the Annual Meeting and to fill the vacancy created by such increase with a designee of the 402 Group.  The Osmium Group represents that the Nominees have agreed to take the foregoing action if elected at the Annual Meeting.

5.           Each member of the Group shall provide written notice to Crowell & Moring LLP (“Crowell”) and Olshan Frome Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company, or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

6.           Each member of the Group shall pay its own expenses incident to this Agreement and in performing its obligations hereunder; provided that the Osmium Group will bear the expenses directly associated with the Solicitation.

7.           Each member of the Group agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth herein shall be first approved by a representative of the Osmium Group and a representative of the 402 Group, which approval will not be unreasonably withheld.  Each of the Osmium Group and the 402 Group shall have a reasonable opportunity to review and comment upon such materials and hereby agree to work in good faith to resolve any disagreement that may arise concerning decisions to be made, actions to be taken or statements to be made.  Each of the Osmium Group and the 402 Group acknowledges and agrees that time is of the essence in preparing and filing such materials and each shall use commercially reasonable efforts to cooperate with the other in the furnishing of data and information in order to facilitate the timely completion and filing of such materials.

8.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he or it deems appropriate, in his or its sole discretion, provided that all such purchases and sales are made in compliance with all applicable securities laws.

9.           The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the parties hereto.  No person or entity may be added as a party hereto and, except as set forth in Section 12, no person or entity may be removed as a party hereto without the written consent of each of the parties hereto.

10.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

11.           Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration by the American Arbitration Association in accordance with its Commercial Arbitration Rules.  Judgment on the Award may be entered in any court having jurisdiction. The number of arbitrators shall be one. The place of arbitration shall be New York, NY. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

12.           This Agreement shall automatically terminate upon the earlier of (i) September 30, 2014, (ii) the certification of the final results of the Annual Meeting, or (iii) the entry into a Settlement with the Company; provided, however, that the provisions of Section 4 of this Agreement shall survive any termination under clause (ii) of this Section 12 and the provisions of Section 6 of this Agreement shall survive any termination under this Section 12.

13.           Each of the parties hereto hereby agrees that this Agreement shall be filed as an exhibit to the Schedule(s) 13D required to be filed by them as contemplated under Section 1 of this Agreement.

14.           Each of the parties hereto hereby agrees that nothing contained in this Agreement shall prevent Crowell from continuing to represent the members of the Osmium Group in matters other than those relating to the Company while this Agreement is in effect and that nothing shall prevent Olshan from continuing to represent the members of the 402 Group in matters other than those relating to the Company while this Agreement is in effect.  Each of the parties hereto further agrees that nothing contained in this Agreement shall prevent Crowell from continuing to represent the members of the Osmium Group in matters relating to their investment in the Company following the termination of this Agreement and that nothing shall prevent Olshan from continuing to represent the members of the 402 Group in matters relating to their investment in the Company following the termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

OSMIUM CAPITAL, LP

By:	Osmium Partners, LLC General Partner

By:	/s/ John H. Lewis
	Name:	John H. Lewis
	Title:	Managing Member

OSMIUM CAPITAL II, LP

By:	Osmium Partners, LLC General Partner

By:	/s/ John H. Lewis
	Name:	John H. Lewis
	Title:	Managing Member

OSMIUM SPARTAN, LP

By:	Osmium Partners, LLC General Partner

By:	/s/ John H. Lewis
	Name:	John H. Lewis
	Title:	Managing Member

OSMIUM DIAMOND, LP

By:	Osmium Partners, LLC General Partner

By:	/s/ John H. Lewis
	Name:	John H. Lewis
	Title:	Managing Member

OSMIUM PARTNERS, LLC

By:	/s/ John H. Lewis
	Name:	John H. Lewis
	Title:	Managing Member

/s/ John H. Lewis
JOHN H. LEWIS

402 Fund, LP

By:	402 Capital, LLC Investment Manager

By:	/s/ Ian V. Jacobs
	Name:	Ian V. Jacobs
	Title:	Managing Member

SCA Partners, LP

By:	402 Capital, LLC Investment Manager

By:	/s/ Ian V. Jacobs
	Name:	Ian V. Jacobs
	Title:	Managing Member

402 Capital, LLC

By:	/s/ Ian V. Jacobs
	Name:	Ian V. Jacobs
	Title:	Managing Member

/s/ Ian V. Jacobs
Ian V. Jacobs